Exhibit 10.14

AGREEMENT

This Agreement is entered into as of the 1st day of April 2003 (“Effective Date”) by and between Fletcher Allen Health Care, Inc., a non-profit corporation organized under the laws of the State of Vermont, with a mailing address at 111 Colchester Avenue, Burlington, Vermont 05401 (“Company”), and Source Atlantic, Inc., a corporation organized under the laws of the State of Delaware, with a mailing address at 55 Accord Park Drive, Rockland, Massachusetts 02370 (“Contractor”).

Preliminary Statement. Company desires to retain Contractor as an independent contractor to provide services to Company on the terms and conditions set forth below.

Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Procurement Services. Subject to the terms and conditions of this Agreement, Company appoints Contractor as an independent contractor. Contractor agrees to provide to Company the services and deliverables set forth in the Statement of Work for Procurement Services, attached hereto as Exhibit A and made a part hereof (collectively, the “Procurement Services”). Nothing in this Agreement shall constitute or be construed as constituting or tending to create an agency, partnership or employer-employee relationship between Company and Contractor.

2. Additional Consulting Services. In addition to providing the Procurement Services set forth in Exhibit A, Contractor agrees to provide additional consulting services to Company (the “Additional Consulting Services”) relating to equipment planning and liaison with construction contractors as further described in the Statement of Work for Additional Consulting Services, attached hereto as Exhibit B and made a part hereof. The Procurement Services and the Additional Consulting Services are collectively referred to in this Agreement as the “Services.”

3. Representations and Warranties. Contractor represents and warrants to Company as follows:

(a) Contractor and each of its employees is sufficiently skilled, experienced and qualified to supply the Services in a highly professional and timely manner.

(b) The execution, delivery and performance of this Agreement by Contractor will not result in any breach of or default under any term or provision of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation to which Contractor is a party or by which Contractor may be bound or which applies to Contractor’s performance of the Services.

(c) All Services will be performed in a good, workmanlike, timely and professional manner. Without limiting the foregoing, the Procurement Services shall be provided in accordance with the provisions of Exhibit A and the Additional Consulting Services shall be provided in accordance with Exhibit B.

(d) Contractor has the rights necessary to assign the rights assigned to Company hereunder and that no part of the Developments (as defined below) infringe any patent, copyright, trade secret or other intellectual property right of any third party.

4. Consideration for Services. In consideration of Contractor’s undertaking the Services as provided herein, Company shall pay to Contractor the fees as set forth in the Payment Schedule, attached hereto as Exhibit C and made a part hereof. Contractor is not eligible for any fringe benefits, bonuses or other perquisites normally afforded to employees of Company. Contractor shall be obligated to pay any and all applicable taxes arising from the compensation paid it hereunder. Company shall not reimburse Contractor for expenses Contractor incurs for travel, lodging, meals and related expenses associated with Services delivered by Contractor on-site at Company’s facilities in Vermont. In the event performance of the Services requires Contractor to travel from its Massachusetts office to destinations outside of Vermont, Company shall reimburse Contractor for its reasonable and actual travel, lodging, meals and related expenses incurred in connection therewith; provided, however, that all such expenses are approved in writing by Company before they are incurred.

5. Contract Coordinators. The contract coordinators (“Contract Coordinators”) identified below will be responsible for maintaining liaison between the parties on all issues related to the parties’ respective performance under this Agreement, including without limitation (i) compliance with the applicable Statements of Work; (ii) modifications, if any, to the Statements of Work; and (iii) compliance with payment requirements. Either party may change its designated Contract Coordinator upon written notice to the other party, subject, however, to the other party’s prior written approval, which approval shall not be unreasonably withheld.

Contractor’s Contract Coordinator:	Company’s Contract Coordinator:

William McGowan	John Evans
President	Chief Operating Officer
55 Accord Park Drive	111 Colchester Avenue
Rockland, Maryland 02370	Burlington, Vermont 05401
Telephone:	Telephone:
Fax:	Fax:
Email:	Email:

6. Monthly Reporting. During the term of this Agreement, within five (5) business days of the end of each month, Contractor will issue to Company a written report (the “Monthly Report”). The Monthly Report shall itemize (i) the Procurement Services it has provided to Company, specifically including the deliverables and milestones identified in the Statement of Work for Procurement Services that Contractor has completed during the prior month; (ii) any factors that have prevented Contractor from completing any deliverables and milestones within the schedule set forth in the Statement of Work for Procurement Services; (iii) the Additional Consulting Services provided by Contractor, including a breakout of the hours spent by

Contractor’s personnel in providing such Additional Consulting Services; and (iv) lessons learned by Contractor and a summary of Contractor’s suggestions, if any, for improving Company’s cooperation with Contractor. Contractor will meet monthly with Company to discuss the status of Contractor’s services, the most recent Monthly Report, and any other issues of concern to the parties. Company representatives at such monthly meetings shall include Company’s Contract Coordinator (identified above) and/Company’s Chief Financial Officer.

In addition, by May 27, 2003, Contractor will provide Company with a report describing in reasonable detail the services that Contractor has provided to Company each month during the period from October 1, 2002 through and including March 31, 2003, together with Contractor’s estimate of the savings in Company’s equipment purchase costs achieved by Contractor each month during such period.

7. Confidentiality and Nondisclosure.

(a) In connection with the performance of the Services and preparation of the Developments (as defined in Section 8 below), Contractor acknowledges that Contractor will have access to Company’s trade secrets, ideas, concepts, techniques, methods, inventions, know-how, data regarding equipment purchase plans and equipment needs and other confidential information relating to the Company’s past, present and future patients, customers, products, product development, sales, services and other business activities (the “Confidential Information”). The term “Confidential Information” shall also include Developments (as defined below). The term “Confidential Information” shall not mean any information which is previously known to Contractor without obligation of confidence, or, without breach of this Agreement, is publicly disclosed either prior or subsequent to Contractor’s receipt of such information, or is rightfully received by Contractor from a third party without obligation of confidence.

(b) Contractor agrees to hold all Confidential Information in trust and confidence for Company; not to disclose any Confidential Information to any person except persons who have a need to know such Confidential Information for purposes of providing Services, who agree in writing to be bound by the nondisclosure and nonuse obligations set forth in this Agreement, and to whom disclosure is approved in writing by Company prior to disclosure; and not to use Confidential Information other than for the benefit of Company.

(c) Upon termination of this Agreement for any reason, Contractor will return to Company all written or descriptive matter, including, but not limited to, computer programs, drawings, blueprints, descriptions, or other papers, documents, tapes, or any other media which contain any such Confidential Information. In the event of a loss of any item containing such Confidential Information, Contractor shall promptly notify Company in writing.

8. Property Rights of the Parties.

(a) Contractor shall perform the Services for the exclusive benefit of Company. All of Contractor’s ideas, concepts, techniques, inventions, designs (whether ornamental or otherwise), computer programs, data, related documentation, other works of authorship, and the like prepared for, submitted to or paid for by Company pursuant to this Agreement (collectively “Developments”) shall be the exclusive property of Company, and shall, as appropriate, be deemed works made for hire. In order to more fully vest in Company ownership and title thereto, Contractor hereby assigns to Company all of Contractor’s right, title and interest, in and to all Developments. If requested by Company, Contractor shall assist Company in making, executing and delivering all application papers, assignments or instruments, and shall perform or cause to be performed such other lawful acts, as Company may deem necessary or desirable to evidence Company’s full and exclusive title to the Developments. Further, Contractor shall assist and cooperate with Company and its representatives in any controversy or legal proceedings relating to Developments. In addition, Contractor expressly agrees that Company shall own the data provided to Contractor by Company, and agrees that such data is the Confidential Information of Company, and agrees that such data shall only be used for purposes of providing the Services under this Agreement and shall not be sold for commercial purposes or otherwise transferred to any third party.

(b) Notwithstanding the foregoing, the Developments shall not include (i) the software system known as the Hourglass Solution (the “Software”); and (ii) all of Contractor’s ideas, concepts, techniques, inventions, designs (whether ornamental or otherwise), computer programs and related documentation, other works of authorship developed by Contractor either (a) prior to the time Contractor began providing services to Company; or (ii) independently from the services provided by Contractor to Company (collectively, the “Pre-Existing Materials”). Contractor shall retain ownership of the Software and the Pre-Existing Materials. In consideration of the payments due to Contractor under Exhibit C of this Agreement, Contractor grants Company the following licenses:

(i) During the term of this Agreement, and continuing during a transition period of six months following any termination or expiration of this Agreement, Contractor hereby grants to Company a non-transferable, non-exclusive license to use the Software and any applicable documentation generated by Contractor.

(ii) Contractor hereby grants to Company an irrevocable, non-transferable and non-exclusive license to use the Pre-Existing Developments.

9. Indemnification. Contractor shall indemnify, defend and hold harmless Company and its employees, officers, trustees and agents from and against any and all claims, losses, damages, costs, and expenses (including reasonable attorney’s fees) which Company may suffer or incur arising out of or in connection with injuries to persons (including death) or loss of, or damage to, property, occasioned by the negligence, unlawful act or willful misconduct of Contractor.

10. Insurance. Contractor shall, at its own cost and expense, obtain and maintain in full force and effect, with sound and reputable insurers, during the term of this Agreement, the following insurance coverages: (a) Worker’s Compensation as required by the law of the state of hire; (b) Commercial General Liability insurance against all hazards including coverage for blanket contractual liability and Services with a minimum limit of liability for personal injury, including death resulting therefrom and property damage, on an occurrence basis, of $1 million and $2 million in the aggregate, and with a minimum limit of liability for property damage, on an occurrence basis, of $1 million and $2 million in the aggregate. Contractor shall provide Company with certificates of insurance evidencing the coverages required hereunder within fifteen (15) days after execution of this Agreement. Each policy required hereunder shall provide that Company shall receive thirty (30) days’ advance written notice in the event of a cancellation or material change in such policy. In the event that any service under this Agreement is to be rendered by persons other than Contractor’s employees, Contractor shall arrange to furnish Company with evidence of insurance for such persons subject to the same terms and conditions as set forth above and applicable to Contractor prior to commencement of service by such person(s).

11. Term and Termination.

(a) The term of this Agreement shall commence as of the Effective Date and shall remain in force until March 1, 2007, unless terminated by either party as provided in this Section 11.

(b) Provided Contractor has completed all Services set forth in Exhibits A and B, Contractor may terminate this Agreement prior to March 1, 2007, upon written notice to Company. This is one sided. It locks us into a relationship with the only caviat being we have an out only it services have been completed.

(c) Company may terminate this Agreement prior to March 1, 2007 for its convenience at any time upon thirty (30) days prior written notice to Contractor.

(d) Upon termination or expiration of the Agreement for any reason, Contractor shall return to Company within seven (7) days of the termination of this Agreement any records, reports, documents or other materials relating to the Services which may be in its possession.

(e) In the event this Agreement is terminated for any reason, the following provisions shall apply. Contractor shall immediately deliver to Company all deliverables prepared as part of the Services, and all Developments, whether completed or uncompleted, together with all data originally provided by Company to Contractor. All such materials shall be provided in a format that will enable Company to use such materials. At Company’s request, Contractor agrees to use its best efforts to complete and provide to Company, prior to the termination date, any Services and Developments (including deliverables, if any) not complete at the time notice is given. Company shall pay Contractor all outstanding invoices for fees due under the terms of this Agreement that are attributable to Services (including deliverables, if any) that are completed and delivered to Company in accordance with this Agreement prior to such termination. In addition, at Company’s request, whether prior to or after the termination date, Contractor shall provide consulting services for a reasonable period of time to enable Company (and/or its designee) to assume the responsibilities previously provided by Contractor under this Agreement. Contractor shall be paid for any such consulting services at a rate set to be determined by the parties through good faith negotiations.

(f) Termination of this Agreement shall not affect any right of action or claim of either party existing at the time of such termination and shall not relieve Contractor of the obligations assumed by it under Paragraphs 3, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 or 17 of this Agreement.

12. Jurisdiction and Disputes.

(a) This Agreement shall be governed in accordance with the laws of the State of Vermont, without regard to the conflict of laws principles thereof.

(b) All disputes under this Agreement shall be resolved by the courts of the State of Vermont, including the United States courts within Vermont, and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it. The parties hereby waive their rights to a trial by jury of any disputes or claims arising under or in connection with this Agreement.

13. Compliance with Laws. Contractor represents and warrants to Company it has complied with all laws, rules and regulations applicable to it and its business, and that it will, in connection with its performance of the Services, comply with all such laws, rules and regulations.

14. No Oral Modification. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by each party hereto.

15. Assignability. It is understood that the Services provided hereunder are personal to Contractor. Therefore, Contractor may not assign, transfer or sell its rights under this Agreement or delegate its duties hereunder without Company’s prior express written consent. Any attempted assignment or delegation without such consent shall be void and without effect.

16. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. Should any provision or partial provision hereof be found illegal or unenforceable for being too broad with respect to the duration, scope or subject matter thereof, such provision or partial provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter permitted by law.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Any and all written or oral agreements heretofore existing, between the parties hereto with respect to the subject matter hereof are expressly canceled, are of no force or effect, and are superseded by this Agreement. Without limiting the foregoing, it is expressly agreed and understood that (i) the Letter of Agreement entered into by the parties on or about February 27, 2002 is terminated and shall be of no further force or effect (except for claims of the parties arising under the Letter Agreement prior to such termination, which shall survive); and (ii) the proposed Hourglass Subscription and Services Agreement that has been under discussion by the parties shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

FLETCHER ALLEN HEALTH CARE, INC.		SOURCE ATLANTIC, INC.

By:	/s/ John Evans	By:	/s/ William B. McGowan
Name:	John Evans	Name:	William B. McGowan
Title:	Interim C.O.O.	Title:	President

Attachments:	Exhibit A — Statement of Work for Procurement Services
Exhibit B — Statement of Work for Additional Consulting Services
Exhibit C — Payment Schedule

EXHIBIT A

Statement of Work for Procurement Services

1. With respect to each Package of equipment identified in Section 2 below, Source Atlantic (“SA”) shall provide the specific services set forth below for which it is designated as the responsible party. Fletcher Allen Healthcare, Inc. (“FAHC”) understands and agrees that SA’s ability to fulfill its responsibilities set forth below on a timely basis may be contingent on FAHC’s timely completion of its responsibilities set forth below.

Procurement and Support Services	Responsibility
SPECIFICATION DEVELOPMENT
Packaging	SA
Submission of Equipment Package	SA
Submission of Equipment Strategies	SA
Submission of Equipment Vendors	SA
Review/Amend/Sign off of Equipment Packages	FAHC
Review, Amend and Sign off of Equipment Strategies	FAHC
Review, Amend and Sign off of Equipment Vendors	FAHC
Submission of Equipment by Package	SA
Approval of Equipment by Package	FAHC
Vendor Demonstrations
Manage, Schedule and Conduct Vendor Demonstrations	SA
Contact and Schedule Staff Users	FAHC
Coordinate meeting Venue	FAHC
Develop Schemes for Mock Ups	SA
Review and Present Alternatives / Schemes for Mock Ups	SA
Assign User Groups and members	FAHC
Coordinate / Review / Submit comments from User Groups	FAHC/SA
Manage Formal Vendor Demonstrations
Facilitate the availability of Users during Demonstrations	FAHC
Present / Manage Vendor Site Visits	SA
Facilitate the availability of Users during Site Visits	FAHC
Develop Generic Specifications	SA
Review, Edit and Resubmit Generic Specifications	FAHC
Revise Generic Specifications	SA
Resubmission of Revised Specifications	SA
Approve and Sign off of Specifications	FAHC
RFP Issuance and Review
Develop and Present Front & Back End RFP’s	SA
Review Edit RFP	FAHC
Revise Edited RFP	SA

Procurement and Support Services	Responsibility
Approve Revised RFP	FAHC
Combine approved Specs with RFP	SA
Sign off on RFP	FAHC
Submit Listing of Qualified Vendors	SA
Sign off on Qualified Vendors	FAHC
Issue RFP	SA
Expedition and Management of Vendor Proposal Submission	SA
Proposals Initial Review and Analysis	SA
Development of Financial Comparison Matrix	SA
Development of Clinical Comparison Matrix	SA
Development of Technical Comparison Matrix	SA
User Groups to Review and Comment on Submitted Matrix	FAHC
Provide Presentations on:
Package Vendor Response	SA
Budget vs Actual by Vendor by Package	SA
Strategic and Local Considerations	SA
Provide Vendor / Package Feedback	FAHC
Develop and Submit Vendor Ranking	FAHC
Development of Equipment Shopping List, Accessories and Options by Vendor	FAHC
Review Package List provide comments	SA
Revise Package	SA
Schedule Budget Impact Review Meeting	SA
Coordinate User attendance	FAHC
Sign Off	FAHC
Vendor Negotiations
Development of Ranking Profile	SA
Submission of Profile to Vendors	SA
Remote Negotiations Participation	FAHC
Scheduling and Management of Negotiation sessions with Vendors	SA
Scheduling and Management of Final Terms Presentations	SA
Submit approval of presented vendor or authorization to proceed to next Qualified Vendor	FAHC
Notification of Non Selected Vendors	SA
Procurement
Submit consolidated list of equipment and prices	SA
Submit Purchase Order	FAHC
Conduct Actual to Budget Comparison of Equipment Purchased	SA
Update Hourglass ACC and Fiscal 2003 with Revised Data	SA
Revise 2003 fiscal expectations	SA
Co-Ordination
Schedule and Manage Vendor, Contractor and design team meeting	SA
Coordination of User Attendance	FAHC

Procurement and Support Services	Responsibility
Facilitate Vendor Development of Shop Drawings	SA
Schedule Installation and 3rd party storage if necessary	SA
Beneficial Acceptance	FAHC/SA

2. The Packages for which Source Atlantic shall provide Procurement Services are:

•	Imaging

•	PACS

•	Monitoring

•	Lighting Exam, Surgery

•	Gas Delivery System

•	Case Work

•	Refrigeration

•	Sterilization

•	Anesthesia

•	Accessories

•	Surgery

•	Carts

•	Endoscopy

•	Flow/Reg

•	Furniture

•	Materials Handling

•	Patient Care

•	Stainless Steel

•	Cabinets

3. With respect to each Package identified in Section 2 above, the deadlines for SA’s completion of its responsibilities (as listed in Section 1 above) shall be set forth in a separate Work Plan and Procurement Schedule. Each Work Plan and Procurement Schedule shall be developed through good faith discussions and shall be mutually agreed to by the parties. It is understood and agreed that the Work Plan and Procurement Schedules will need to be modified by mutual agreement of the parties from time to time on an ongoing basis based on FAHC’s reasonable needs, and SA agrees to work with FAHC in good faith to make such modifications. The Work Plan and Procurement Schedules as currently agreed to by the parties are attached to and included in this Exhibit A.

EXHIBIT B

Statement of Work for Additional Consulting Services

Source Atlantic (“SA”) shall conduct a physical assessment of the equipment used by each Fletcher Allen Health Care, Inc. (“FAHC”) department that is relocating to the ACC. SA will assess (i) the value of each department’s existing equipment; (ii) which items of equipment could be traded for credit against new equipment purchases; and (iii) which items of this existing equipment should be transferred to the ACC for use in the ACC. SA will identify this existing FAHC equipment that can be “cross-walked” to the ACC. Based on this assessment, SA will develop a list of equipment that FAHC needs to purchase (new) for deployment to the ACC.

During the term of this Agreement, SA will place a staff member on-site at FAHC for three days a week. The duties of such staff member shall include (i) liaison with the ACC construction contractor to coordinate construction contractor’s efforts with planned and actual equipment purchases; (ii) general problem resolution relating to equipment planning and purchases; (iii) expedite issuance and review of shop drawings; and (iv) provide advice regarding any issues arising between equipment vendor(s) and FAHC.